Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective September 13, 2004 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Denise Fletcher (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as a Senior Vice President, Special Advisor to the Chief Executive Officer, and then, on November 10, 2004, as Chief Financial Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Senior Vice President and then as Chief Financial Officer of the Employer and shall perform such other duties as may be assigned from time to time by the Chief Executive Officer. Employee shall work out of Employer’s El Segundo corporate office. Employee agrees to devote substantially all of her time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may continue to serve on the three Board of Directors for the other for-profit companies that she is currently serving on and may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with her ability to perform her duties. If, as a result of serving on these three Boards, Employee’s performance were to suffer, Employee and Employer’s Chief Executive Officer will discuss whether Employee should resign from one Board. If Employee is no longer serving on any of these three Boards, Employee will be able to serve on another Board of Directors so long as she has received permission from the Employer’s Chief Executive Officer and the Employer’s Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $350,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The Base Salary will be reviewed each year during Employer’s annual review. Employer, in its sole discretion, may increase the Base Salary as a result of any such review.

2.2 Benefits. Employee and/or her family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $350,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/its sole discretion.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus, provided, however, that in the event Employee dies, Employee’s estate shall be entitled to receive, at such time as bonuses for such year are otherwise paid by Employer, a pro rated Bonus for that portion of any year prior to Employee’s death (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the Bonus for such year is paid) regardless of whether Employee is employed on the date such Bonus is paid.

2.4 Relocation Costs. Employer shall reimburse Employee for relocation costs. Relocation costs include the cost of packing and moving Employee’s personal property, including her boat and her 3 cars, 60 days of lodging while house hunting, and all trips by Employee and/or her spouse to find a house. Relocation costs do not include the costs for purchasing a house, including points, closing fees, and attorneys’ fees (i.e., the cost of a real estate attorney or an attorney to review the contract). Employee has the right to move her personal property at once or move some now and some at a later date, and Employer will reimburse her for all of these costs so long as she moves her property within the first three (3) years of this Agreement.

2.5 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.6 Stock Options. Employee shall receive options to purchase 150,000 shares of Employer stock. Such options shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the start date of this Agreement. The options will be reflected in a separate Stock Option Agreement.

2.7 Signing Bonus. Employer will pay Employee a signing bonus of $35,000, less all standard withholdings and authorized deductions.

2.8 Travel. Employee may fly first class for business travel — this does not include travel by her spouse for house hunting.

2.9 Acceleration of Vesting. Upon a Change of Control, as that term is defined below, Employee’s entire award of stock options shall vest immediately.

2.10 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, in accordance with all applicable laws.

2.11 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of her duties hereunder.

2.12 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment for Material Cause (as defined below) upon at least thirty (30) days’ advance written notice specifying in detail the cause for the termination and the intended termination date. Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for Material Cause or Disability, or if Employee resigns within sixty (60) days following Constructive Discharge or a Good Cause Event (as those terms are defined below), Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) be entitled to receive her salary for the two-year period following the termination of her employment, (iii) be entitled to continue to receive during the one-year period following the effective date of such termination (the “Severance Period”) the employee health insurance benefits set forth in Section 2.2; and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. The foregoing notwithstanding, in the event Employee accepts employment (as an employee or as an independent contractor) with another employer during the Severance Period, (x) Employee shall immediately notify Employer of such employment and (y) Employer’s obligation to continue to provide certain health insurance benefits pursuant to clause (iii) of the immediately preceding sentence shall terminate once Employee becomes eligible to participate in her new employer’s health benefit plan. With respect to Employee’s right to continue receiving health insurance, to the extent Employee can continue to receive such benefits under Employer’s health insurance policies and programs in effect at the effective time of such termination through the exercise of her rights under COBRA, Employee shall elect to receive COBRA benefits, and Employer shall pay Employee’s insurance premiums for COBRA coverage during this one-year period; provided, however, to the extent such benefits cannot be provided under such policies and programs, Employer shall purchase for Employee reasonably equivalent health insurance benefits during the one-year period subject to the limitation set forth below and subject to the limitation set forth in Section 2.12. In addition, to the extent that Employee is receiving COBRA coverage, the Employer shall continue to pay for this COBRA insurance coverage beyond the end of the one-year period by using any savings that the Employer may gain as a result of Employee’s delay in participating in its health care plan to pay for this COBRA coverage.

During the Severance Period, Employee agrees to make herself available to answer questions and to cooperate in the transition of her duties. In addition, Employee agrees to cooperate with Employer in the prosecution and/or defense of any claim, including making herself available for any interviews, appearing at depositions, and producing requested documents.

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least ninety (90) days’ advance written notice. If Employee resigns from Employer for any reason other than a Constructive Discharge, a Good Cause Event, or a Change in Management, as those terms are defined below, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below), provided that either (i) immediately upon the effective date of such termination, Employee shall be eligible to receive full disability benefits under the disability insurance, if any, provided to Employee by Employer or (ii) Employer shall continue to pay the Base Salary to Employee until the first to occur of (A) full disability benefits are received or (B) one (1) year from the effective date of such termination.

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Employer (including any transaction in which Employer becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Employer does not survive, (iii) any merger or consolidation in which Employer survives, but the shares of Employer’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of Employer after such merger or consolidation, and (iv) any transaction in which more than 40% of Employer’s assets are sold. However, despite the occurrence of any of the above-described events, a Change of Control will not have occurred if Kent Thiry remains the Chief Executive Officer of Employer for at least one (1) year after the Change of Control or becomes the Chief Executive Officer of the surviving company with which Employer merged or consolidated and remains in that position for at least one (1) year after the Change of Control.

(b) “Constructive Discharge” shall mean the occurrence of any of the following events after the date of a Change of Control without Employee’s express written consent: (i) the scope of Employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority, (B) in the same corporate and reporting capacity (and standing in the same relationship to the ultimate parent entity, e.g., reporting to the Chief Executive Officer of a subsidiary will not be deemed to constitute the same corporate and reporting capacity as reporting to the Chief Executive Officer of the ultimate parent company), or (C) of the same general nature as Employee’s authority, duties, and responsibilities with Employer immediately before such Change of Control; (ii) the failure by Employer to provide Employee with office accommodations and assistance substantially equivalent to the accommodations and assistance provided to Employee immediately before such Change of Control; (iii) the principal office to which Employee is required to report is changed to a location that is more than twenty (20) miles from the principal office to which Employee is required to report immediately before such Change of Control; or (iv) a reduction by Employer in Employee’s Base Salary, bonus arrangement, or other material benefits as in effect on the date of such Change of Control.

(c) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(d) “Material Cause” shall mean any of the following: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that Employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of Employer; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or her designee that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; or (vii) exclusion or notice of exclusion of Employee from participating in any federal health care program. Before the Employer may discharge Employee for an act of unlawful discrimination, including sexual harassment, or a violation of the duty of loyalty or of any fiduciary duty, Employee shall have a right to make a presentation before the Board of Directors to present her reasons why she should not be discharged for Material Cause.

(e) “Good Cause Event” shall mean the occurrence of any of the following events without Employee’s express written consent: (i) Employer materially diminishes the scope of Employee’s authority, duties and responsibilities and her duties and responsibilities are not (A) in the same general level of seniority or (B) of the same general nature; (ii) Employer ceases to provide Employee with appropriate office accommodations and assistance (i.e., office accommodations and assistance substantially similar to what other similar-level executives receive); (iii) Employer relocates the principal office to which Employee is required to report to a location that is more than twenty (20) miles from the principal office to which Employee was required to report; or (iv) Employer reduces Employee’s Base Salary, bonus arrangement, or other material benefits (unless the change in benefit plans is taken generally with respect to all other similarly-situated peer executives and does not single out Employee).

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, Section 5, Section 6, and Section 7 shall survive termination of this Agreement.

Section 4. Change in Management

4.1 Material Change in Responsibilities. If, during the first two years of Employee’s employment, Kent Thiry is no longer the Chief Executive Officer and Employee has resigned within sixty (60) days of a Constructive Discharge or Good Cause Event, the vesting schedule of her stock option grant shall be accelerated by one (1) year. This shall be in addition to any benefits that Employee may be entitled to pursuant to Section 2.9 and Section 3.3 of this Agreement.

4.2 No Material Change in Responsibilities. If, during the first two years of Employee’s employment, Kent Thiry is no longer the Chief Executive Officer, but there has not been a Constructive Discharge or Good Cause Event, Employee may still resign within 60 days from the occurrence of this event. If Employee does resign, Employer shall continue to pay Employee her Base Salary for the one-year period following her resignation.

Section 5. Certain Covenants of Executive.

5.1 Confidential Information.

(a) Employee acknowledges and agrees that: (i) in the course of her employment by Employer, it will or may be necessary for Employee to create, use, or have access to (A) technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) and (B) information and materials that concern Employer’s business that come into Employer’s possession by reason of employment with Employer (collectively, “Business Related Information”); (ii) all Confidential Information and Business Related Information are the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information or Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential Information and Business Related Information be kept confidential and that Employee not disclose any Confidential Information or Business Related Information to others or use Confidential Information or Business Related Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 5.1(a) above, Employee agrees that, during the term of this Agreement and thereafter until the Confidential Information and/or Business Related Information becomes publicly available (other than through a breach by Employee), Employee shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for Employer, its successors, and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of Employer’s organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information and Business Related Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Employer; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Employer material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Employer material to Employer, and Employee shall not make or retain any copies or extracts thereof. Employee, however, shall not be required to return to Employer her personal Rolodex, materials from her work on the Board of Directors of other for-profit companies, and one copy of her calendar so long as Employee protects any Confidential Information and/or Business Related Information contained therein.

5.2. Competition. Employee agrees that during the term of this Agreement and for a period of two (2) years after the termination of her employment with Employer for any reason, she shall not: (i) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that either is in the business of or, directly or indirectly, derives any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services; or (ii) directly or indirectly, own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Employer and its subsidiaries and affiliates) engaged in any activity in the United States or in those countries outside the United States in which Employer or any of its subsidiaries or affiliates had conducted any business during Employee’s employment hereunder, where such activity is similar to or competitive with the activities carried on by Employer or any of its subsidiaries or affiliates. As used herein, the term “dialysis services” or “renal care services” includes, but shall not be limited to, all dialysis services and nephrology-related services provided by Employer at any time during the period of Employee’s employment, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease (“ESRD”) or pre-end stage renal disease, including any dialysis services provided in an acute hospital. The term “ESRD” shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Employee acknowledges that the nature of Employer’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between Employer’s place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activities shall not include the ownership of 1% or less of the issued and outstanding stock, which is purchased in the open market, of a public company that conducts business that is similar to or competitive with the business carried on by the Employer or any of its subsidiaries or affiliates.

Notwithstanding anything set forth herein, Employee shall not be prohibited from being employed (as an employee or independent contractor) by any Person that provides dialysis services and/or renal care services, as those terms as defined above, so long as such services constitutes no more than 5% of that Person’s total business operations and so long as Employee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis services and/or renal care services provided by that Person.

Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete is reasonable. In particular, Employee agrees that her position is national in scope and that she will have an impact on every location where Employer currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like her position, this covenant cannot be limited to any particular geographic region.

5.3 Solicitation of Employees. Employee promises and agrees that she will not, for a period of two (2) years after the termination of her employment, directly or indirectly, solicit any of Employer’s employees to work for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer. Employee also agrees that during her employment and for a period of two (2) years after the termination of her employment, directly or indirectly, that she will not hire any of Employer’s employees to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer. In addition, Employee agrees that during her employment and for a period of two (2) years after the termination of her employment, directly or indirectly, that she will not take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any business, individual, partnership, firm, corporation, or other entity that is then in competition with Employer’s business or any subsidiary or affiliate of Employer.

5.4 Other solicitation. Employee promises and agrees that during the term of this Agreement and for a period of two (2) years after the termination of her employment for any reason, she shall not, directly or indirectly: (i) induce any patient or customer of Employer, either individually or collectively, to patronize any competing dialysis facility; (ii) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer; (iii) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (iv) solicit, induce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminated such person’s affiliation or contractual relationship with Employer; (v) disclose to any Person the names or addresses of any patient or customer of Employer or of any physician (or former physician) affiliated with Employer; or (vi) disparage Employer or any of its agents, employees, or affiliated physicians in any fashion.

5.5 Enforcement. In the event that any part of this Section 5 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity, or subject established in accordance with this Section 5 shall be deemed to exceed the maximum area, period of restriction, activity, or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity, or subject shall, for the purpose of Section 5, be reduced to the extent necessary to render them enforceable.

5.6 Equitable Relief. Employee agrees that any violation by Employee of any covenant in Section 5 will or would cause Employer to suffer irreparable injury, the exact amount of which will be difficult to ascertain. For that reason, Employee agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting her from any further violation of the covenants and provisions of Section 5.

Section 6. Excess Parachute Payment. In the event that any payment or benefit received or to be received by Employee in connection with a Change of Control, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by Employer, any predecessor or successor to Employer or any corporation affiliated (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)) with Employer or which becomes so affiliated pursuant to the transactions resulting in a Change of Control (collectively all such payments are hereinafter referred to as the “Total Payments”), is deemed to be an “Excess Parachute Payment” (in whole or in part) to Employee within the meaning of Section 280G of the Code, as in effect at such time, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Employee by Employer, Employer shall, within thirty (30) days of the date on which any Excess Parachute Payment is made, pay to Employee, in addition to any other payment, coverage or benefit due and owing, an amount determined by (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the “Excess Parachute Payment” received by Employee (determined without regard to any payments made to Employee pursuant to this Section 6) and (ii) dividing the product so obtained by the amount obtained by subtracting (A) the aggregate local, state and Federal income and employment tax rates (including the value of the loss of itemized deductions under Section 68 of the Internal Revenue Code and the phase-out of the personal exemption) applicable to the receipt by Employee of the “Excess Parachute Payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is Employer’s intention that Employee’s net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code. For purposes of implementing this Section 6, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by Employer’s independent auditors in accordance with the principles of Sections 280G of the Code.

The calculation of the excess parachute payment is as follows: X = Y / (1 - (A + B + C)), where X is the total dollar amount of the Tax Gross-Up Payment, Y is the total Excise Tax imposed with respect to such Change in Control Benefit, A is the Excise Tax rate in effect at the time, B is the highest combined marginal federal income and applicable state income tax rate in effect, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up Payment is made, and C is the combined federal and state employment tax rate in effect for the calendar year in which the Tax Gross-Up Payment is made.

Subject to the provisions of this Section 6, all determinations required to be made under this Section 6, including (i) whether and when a Tax Gross-Up Payment is required, (ii) the amount of such Tax Gross-Up Payment, and (iii) the assumptions to be utilized in arriving at such determination, shall be made by independent auditors of Employer (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Employer and Employee within 15 business days of the receipt of notice from Employee that there has been an Excess Parachute Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer.

Any Tax Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by Employer to Employee within thirty (30) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee.

In the event that a Tax Gross-Up Payment was not made but should have been made (“Underpayment”), and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (including, without limitation, penalties and interest), and Employer shall promptly pay the Underpayment to or for the benefit of Employee.

In the event that a Tax Gross-Up Payment was made but should not have been made (“Overpayment”), the Accounting Firm shall determine the amount of the Overpayment and Employee shall promptly pay the Overpayment to Employer.

Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Tax Gross-Up Payment (“Gross-Up Notice”). Employee shall give Employer the Gross-Up Notice as soon as practicable, but no later than 10 business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date of the Gross-Up Notice (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)	give Employer any information reasonably requested by Employer relating to such claim,

(ii)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

(iii)	cooperate with Employer in good faith in order effectively to contest such claim, and

(iv)	permit Employer to participate in any proceedings relating to such claim.

Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed on Employee as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. In the event that Employer elects to contest the tax, Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine. If Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest–free basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. In the event that the Internal Revenue Service requests an extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due, such an extension may, at the election of Employee, be limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Tax Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 6, Employee becomes entitled to receive any refund with respect to such claim, Employee shall promptly pay Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to this Section 6, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up Payment to be paid.

Notwithstanding anything to the contrary in this Section 6, in the event that a Tax Gross-Up Payment is made before the date on which Employee actually owes the Excise Tax, then the amount of the payment shall be discounted using the applicable interest rate, i.e., the prime rate, used to compute the present value of an amount at the same time in the future for purposes of computing the Excise Tax.

Section 7. Miscellaneous.

7.1 Entire Agreement; Amendment. This Agreement and the separate Stock Option Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

7.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

7.3 Applicable Law. This Agreement shall be governed by the laws of the State of California, without regard to the principles of conflicts of laws.

7.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer with a copy to the General Counsel of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

7.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

7.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

7.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent J. Thiry	/s/ Denise Fletcher
	Kent J. Thiry	Denise Fletcher
Chief Executive Officer and Chairman of the Board

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